Exhibit 99.1

Saga Communications, Inc.

Declares a Quarterly Cash Dividend of $0.25 per Share

Contact:

Samuel D. Bush

(313) 886-7070

Grosse Pointe Farms, MI – May 9, 2023 – Saga Communications, Inc. (Nasdaq - SGA) (the “Company”, “Saga” or “our”) today announced that its Board of Directors declared a quarterly cash dividend of $0.25 per share. The dividend will be paid on June 16, 2023, to shareholders of record on May 22, 2023. The aggregate amount of the payment to be made in connection with the quarterly dividend will be approximately $1.5 million. The quarterly dividend will be funded by cash on the Company’s balance sheet. Including this dividend, the Company will have paid approximately $110 million in dividends to shareholders since the first special dividend was paid in 2012.

The Company currently intends to declare regular quarterly cash dividends, special dividends, variable dividends, and stock buybacks in the future. The declaration and payment of any future dividend, whether fixed, special, or based on the variable policy, will remain at the full discretion of the Company’s Board of Directors and will depend on the Company’s financial results, cash requirements, future expectations, and other factors that the Company’s Board of Directors finds relevant at the time of any declaration.

As previously reported our Board adopted a variable dividend policy for the allocation of cash flows aligned with the goals of maintaining a strong balance sheet, increasing cash returns to shareholders, and continuing to grow the Company through strategic acquisitions. Under the new policy in addition to any quarterly and special dividends paid, the Company may declare an additional dividend in the Second Quarter of each year of 70% of the preceding year’s Free Cash Flow as reported in the Company’s fourth quarter earnings release, net of acquisitions, special, quarterly and variable dividends, debt paydowns and debt issuance costs and stock buybacks.

Saga is a broadcasting company whose business is devoted to acquiring, developing, and operating broadcast properties. Saga owns or operates broadcast properties in 27 markets, including 79 FM, 33 AM radio stations and 80 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

This press release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that are based upon current expectations and involve certain risks and uncertainties.  Words such as “will,” “may,” “believes,” “expects,” “anticipates,” “guidance,” and similar expressions are intended to identify forward-looking statements.  The material risks facing our business are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including in particular Item 1A of our Annual Report on Form 10-K.  Readers should note that forward-looking statements may be impacted by several factors, including global, national and local economic changes and changes in the radio broadcast industry in general as well as Saga’s actual performance.  Actual results may vary materially from those described herein and Saga undertakes no obligation to update any information contained herein that constitutes a forward-looking statement.